File No.  70-8979
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               AMENDMENT NO. 2 TO

                       FORM U-1 APPLICATION-DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                            _________________________

                       CENTRAL AND SOUTH WEST CORPORATION
                          1616 Woodall Rodgers Freeway
                                Dallas, TX 75202

                        CENTRAL POWER AND LIGHT COMPANY
                          539 North Carancahua Street
                        Corpus Christi, Texas 78401-2802

                       PUBLIC SERVICE COMPANY OF OKLAHOMA
                             212 East Sixth Street
                           Tulsa, Oklahoma 74119-1212

                      SOUTHWESTERN ELECTRIC POWER COMPANY
                                428 Travis Street
                          Shreveport, Louisiana 71156-0001

                          WEST TEXAS UTILITIES COMPANY
                               301 Cypress Street
                           Abilene, Texas 79601-5820

        (Name of company or companies filing this statement and addresses of principal executive offices)

                            _________________________

                       CENTRAL AND SOUTH WEST CORPORATION

                 (Name of top registered holding company parent)

                            _________________________

                           Wendy G. Hargus, Treasurer
                       Central and South West Corporation
                          1616 Woodall Rodgers Freeway
                               Dallas, Texas 75202

                              Joris M. Hogan, Esq.
                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005

                   (Names and addresses of agents for service)


          Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and its subsidiary companies Central Power and Light Company , Public Service Company of Oklahoma ,

Southwestern Electric Power Company, and West Texas Utilities

Company, collectively referred to as the "Operating Subsidiaries", hereby amends its Form U-1 Application-Declaration in File No. 70-8979 in the following respects.  In all other respects, the Application-Declaration as previously filed will remain the same.

Item 1.  Description of Proposed Transactions.

     Item 1 is hereby amended by adding the following paragraph after the fourth paragraph  of  Item  1:

     CSW and the Operating  Subsidiaries  also request  authorization to deviate from the  preferred  stock  provisions  of the  Statement  of  Policy  Regarding

Preferred  Stock Subject to the Public Utility  Holding Company Act of 1935, HCR

No. 13106 (Feb. 16, 1956), to the extent applicable with respect to the Proposed

Amendments.



                               S I G N A T U R E

     Pursuant to the requirements of the Public Utility Holding Company Act of

1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

     Dated:  February 11, 1997



                              CENTRAL AND SOUTH WEST CORPORATION


                              By: /s/ Wendy G. Hargus
                                  Wendy G. Hargus
                                   Treasurer

                              CENTRAL POWER AND LIGHT COMPANY


                              By: /s/ Wendy G. Hargus
                                  Wendy G. Hargus
                                   Treasurer

                              PUBLIC SERVICE COMPANY OF OKLAHOMA


                              By: /s/ Wendy G. Hargus
                                  Wendy G. Hargus
                                   Treasurer

                              SOUTHWESTERN ELECTRIC POWER COMPANY


                              By: /s/ Wendy G. Hargus
                                  Wendy G. Hargus
                                   Treasurer

                              WEST TEXAS UTILITIES COMPANY


                              By: /s/ Wendy G. Hargus
                                  Wendy G. Hargus
                                   Treasurer